EXHIBIT 23.1




            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in the Registration Statement on Form S-3 of our report dated February 25, 2005 on our audits of the financial statements of Delcath Systems, Inc. as of December 31, 2004 and for each of the years in the two-year period then ended and for the period from August 5, 1988 (inception) to December 31, 2004, which report appears in the 2004 annual report on Form 10-KSB of Delcath Systems, Inc. We also consent to the reference to our firm under the heading "Experts" in the prospectus.



   /s/ EISNER LLP
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Eisner LLP


New York, NY
April 14, 2005